Ex. 99.C1

Exhibit 24(b)(10)(b)
Consent of Ernst & Young LLP

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Independent Auditors” in the Statement of Additional Information and to the use of our reports dated (1) February 14, 2003 with respect to the statutory-basis financial statements and schedules of AUSA Life Insurance Company, Inc. and (2) dated January 31, 2003 with respect to the financial statements of the AUSA Series Annuity Account, included in Post-Effective Amendment No. 2 to the Registration Statement (Form N-4 No. 333-63218) and related Prospectus of TFLIC Series Annuity Account (formerly AUSA Series Annuity Account).

ERNST & YOUNG LLP

Des Moines, Iowa
April 17, 2003